AMENDMENT TO EMPLOYMENT AGREEMENT



         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is dated and effective as of December 29, 2005, between Orthofix Inc., a Minnesota corporation (the "Company") and Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the "Parent"), on the one hand, and Charles W. Federico, a citizen and resident of Cornelius, North Carolina (the "Executive"), on the other.

         WHEREAS, the Parent, the Company and the Executive are currently parties to an Employment Agreement dated as of April 15, 2005 (the "Agreement"), which provides by its terms for its amendment to comply with applicable provisions of Section 409A of the Internal Revenue Code (the "Code") and any guidance issued thereunder; and

         WHEREAS, the Parent, the Company and the Executive desire to amend the Agreement to comply with applicable provisions of Code Section 409A and guidance issued thereunder.

         NOW, THEREFORE, in consideration of the recitals, mutual covenants and agreements set forth in the Agreement and below, the parties agree as follows:

         (1) All capitalized terms used but not defined herein shall have the meaning accorded to them in the Agreement.

         (2) The Agreement be and is amended in the following particulars, effective as of December 29, 2005:

             (a) By substituting for Section 4.1.1(a) of the Agreement the following:

             "(a) General. If, prior to the expiration of the Employment Term, (i) the Executive's employment is terminated by the Company without Cause (as defined in Section 4.3) and for a reason other than death or disability (as described in Section
             5), or (ii) the Executive resigns from his employment hereunder for Good Reason (as defined in Section 4.4), the Executive shall be entitled to payment no later than the Company's next regularly scheduled payday following the date of termination (as described in Section 4.1.2) of all (A) Base Salary due and owing through the date of termination, (B) accrued unused vacation then owing in accordance with the Company's then-current policies and (C) expense reimbursements under Section 3.2. In addition, the Executive shall receive, on the first day of the seventh calendar month following the Executive's date of termination (as described in Section 4.1.2), a one-time lump sum payment (less applicable withholding taxes) in an amount equal to the product of: (I) his monthly Base Salary at the highest rate in effect during the three


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             year period immediately preceding the termination, times (II) the number of months (including any partial month) remaining in the Employment Term (the 'Base Salary Severance Amount'). Further, on the date in the next fiscal year that bonuses are otherwise paid to senior executives of the Company (the `Bonus Payment Date'), the Executive shall be entitled to receive the pro rata amount (based on the ratio of the number of business days he was actually employed by the Company in the fiscal year of his termination to the number of business days in such fiscal year) of any bonus for the fiscal year of his termination that he would have received had his employment not been terminated (the 'Bonus Severance Amount', which, together with the Base Salary Severance Amount, is referred to as the 'Severance Amount'); provided, on the Bonus Payment Date, the Bonus Severance Amount can be characterized as a 'short-term deferral' for purposes of IRC
             Section 409A. Notwithstanding anything in the preceding sentence to the contrary, if, on the Bonus Payment Date, the Bonus Severance Amount cannot be characterized as a 'short-term deferral' for purposes of IRC Section 409A, then the Bonus Severance Amount shall be paid to the Executive in a single lump sum payment on the first day of the seventh calendar month following the Executive's date of termination. By way of example of the calculation of the Severance Amount, if the Executive were terminated under this Section 4.1.1 on the first anniversary of the Effective Date, he would be entitled to (x) payment equal to twelve times the highest monthly Base Salary rate in effect during the three year period preceding his termination (less applicable taxes) plus (y) an amount payable in the next fiscal year (2007) equal to any bonus compensation for the number of business days that he was employed by the Company in the fiscal year (2006) of his termination, but only to the extent he would have been paid a bonus had he not been terminated. Nothing in this Section 4.1.1(a) is intended to give the Executive greater bonus rights than a pro rata portion of what he would ordinarily be entitled to under any bonus plan or bonus award that would have been applicable to him had he not been terminated. The parties intend and agree that Executive's termination shall not be used to disqualify Executive from or make him ineligible for any pro rata portion of any bonus he otherwise would have been entitled to."

             (b) By substituting for Section 4.1.1(c) of the Agreement the following:

             "(c) Options. Nothing in this Agreement shall be construed to diminish or alter in an adverse manner the current rights of the Executive provided for in the Plans or under his Award Agreements, or any additional rights accrued by the Executive during the Employment Term, and to which he is entitled, under the terms of the Plans and Award Agreements, with respect to any Options held by him in the event of (i) his termination of employment by the Company without Cause and for a reason other than


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


             death or disability or (ii) his resignation for Good Reason. In addition to such Option rights and notwithstanding anything to the contrary in such Plans and Award Agreements, if termination is pursuant to this Section 4.1.1, the Executive shall become immediately and fully vested in any outstanding unvested Options as of and on the Executive's date of termination (as described in Section 4.1.2) and shall be entitled to exercise his Options until the earlier of the following: (i) the date on which the Options would otherwise expire (for reasons other than the termination of the Executive's employment) by their original terms or (ii) the later to occur of (A) the 15th day of the third month following the Options Final Exercise Date (as such term is defined below) or (B) December 31 of the calendar year which includes the Options Final Exercise Date. 'Options Final Exercise Date' means the date the Options would otherwise have expired based on the terms of the Options at the original grant date of the Options and disregarding any subsequent extension thereof. The Executive expressly acknowledges that the rights granted him under this Section 4.1.1(c) are rights not otherwise available to him prior to the date hereof, but for his execution of this Agreement and his promises in Section 6."

         (3) By substituting for Section 7.1(ii) of the Agreement the following:

             "Mr. Charles W. Federico
             XXX
             XXX
             Facsimile:  XXX
             E-mail:  XXX

         (4) Except as amended herein, the Agreement shall continue unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first described above.

ORTHOFIX INTERNATIONAL N.V.                 ORTHOFIX INC.

By: /s/ Raymond C. Kolls                    By: /s/ Raymond C. Kolls
    ----------------------------                --------------------------------

Its: Corporate Secretary                    Its: Corporate Secretary
    ----------------------------                --------------------------------


                                            EXECUTIVE

                                            /s/ Charles W. Federico
                                            ------------------------------------
                                            Charles W. Federico


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